UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________

SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Allied Gaming & Entertainment Acknowledges Receipt of Notice from Dissident Shareholder

New York, NY (June 6, 2025) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, today confirmed receipt of a purported notice from Knighted Pastures, LLC (“Knighted”) of its intent to nominate individuals to stand for election to the Company’s Board of Directors (“Board”) at AGAE’s combined 2024/2025 annual meeting of stockholders (the “Annual Meeting”).

The Company issued the following statement:

AGAE strongly disagrees with the assertions made by Knighted. Their campaign is self-serving and aims to seize control of the Company without offering any premium to AGAE’s valued shareholders. AGAE benefits from a highly qualified, engaged Board that has extensive experience relevant to the Company’s business strategy, and a wholesale Board change is unjustified and an unwarranted risk to AGAE stockholders.

This past year, Knighted initiated two lawsuits against the Company, in quick succession, which Management and the Board believed were designed only to advance its self-serving interest to obtain control of the Company and the Company’s valuable cash assets without compensating AGAE’s shareholders by paying a control premium. These lawsuits consumed significant financial resources and diverted Management’s attention away from crucial business-building activities, which Management believes has ultimately harmed shareholder value.

Moreover, Knighted’s hostile approach has severely damaged relationships with multiple strategic partners. These partners, essential for AGAE’s long-term growth, expressed deep concern over the turmoil caused by Knighted’s confrontational tactics.

In good faith, AGAE’s Board previously offered a peaceful resolution, inviting Knighted representatives onto the Board to contribute constructively to the Company’s future direction. Regrettably, Knighted rejected this amicable solution, demanding immediate and unconditional control.

AGAE firmly believes that Knighted’s tactics are detrimental to all shareholders. AGAE’s goal is clear: protect and enhance shareholder value through strategic, transparent, and responsible governance.

AGAE stockholders are not required to take any action at this time. The Board and its Nominating and Corporate Governance Committee will review the Knighted materials in accordance with the Company's process and guidelines. The Board will make its recommendation regarding director nominees in the Company’s proxy statement and accompanying WHITE proxy card, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) and mailed to all AGAE stockholders eligible to vote at the Annual Meeting.

Advisors
Paul Hastings LLP is serving as legal counsel, MacKenzie Partners, Inc. is serving as proxy solicitor and ADDO IR is serving as strategic communications advisor to AGAE.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements
This communication contains certain forward-looking statements under federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in these forward-looking statements. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved.

IMPORTANT ADDITIONAL INFORMATION REGARDING the 2024/2025 Annual Meeting of Stockholders and Where to Find It
The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024/2025 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants
The Company, the President and Chairman, Yangyang Li and each of its non-employee Directors (namely, Mao Sun, Jingsheng (Jason) Lu, Guanzhou (Jerry) Qin, Yushi Guo, Yuanfei (Cliff) Qu and Chi Zhao) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting. Information about the compensation of our President and Chairman, Yangyang Li and each of its non-employee Directors is set forth in the section titled “Director Compensation” in the Company’s preliminary proxy statement on Schedule 14A filed on November 12, 2024 (the “2024 Preliminary Proxy”), at pages 29 to 30, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Ownership of Certain Beneficial Owners, Management and Directors” in the Company’s 2024 Preliminary Proxy on pages 33 to 34 and is available here. When filed, supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 available on the Company’s website at https://ir.alliedgaming.gg/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2024/2025 Annual Meeting of Stockholders.

Investor Contacts:
Addo Investor Relations
ir@alliedgaming.gg

Bob Marese
MacKenzie Partners, Inc.
1-800-322-2885